Exhibit 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. ANNOUNCES PRELIMINARY RESULTS FOR FISCAL YEAR 2007 FIRST QUARTER

RUTLAND, VERMONT (August 16, 2006) — Casella Waste Systems, Inc. (Nasdaq: CWST), a regional, non-hazardous solid waste services company, today said that the quarter’s overall performance fell short of expectations and the company will likely report a net earnings per share (EPS) loss of $(0.02) to $(0.04). The company said that its overall company revenues for its first quarter of fiscal year 2007 are on track, with the exception being its South Eastern region.

The company also said it expects its earnings before interest, taxes, depreciation and amortization (EBITDA*) for the fiscal year ending April 30, 2007 to be in a range of $113 million to $117 million.

The company characterized its first quarter results as the cumulative impact of the following key factors:

•                  Historical record rainfalls slowed seasonal construction activity in the north eastern U.S.; the company reported abnormally low roll-off container activity on a year-over-year basis in the Massachusetts market. For the balance of the company’s solid waste markets, roll-off pulls were flat on a year-over-year basis.

•                  The company’s regional landfills incurred higher than normal leachate treatment and transportation costs, as the volume of rainfall increased leachate production. The landfills also saw a material increase in weather-related maintenance costs.

•                  The company’s Worcester, MA landfill closure project faced a weaker-than-expected pricing environment due to the deep per-ton discounting of airspace at a competing landfill preparing for closure. The company chose not to sacrifice its airspace at Worcester at a lower revenue rate; as a result, the Worcester facility’s contribution did not offset the loss of its Brockton, MA landfill closure project’s contribution on a year-over-year basis.

•                  Lower volumes at the company’s Hardwick, MA landfill.

•                  Higher general and administration expenses as a percent of revenue.

•                  Plastic commodities, the only commodity without effective hedges, suffered a precipitous drop in pricing.

The company will host a conference call with investors on August 17, 2006 at 9:00 a.m. ET. Individuals interested in participating in the call should dial (719) 457-2617 at least 10 minutes before start time. The call will also be webcast; to listen, participants should visit Casella Waste Systems’ website at http://www.casella.com and follow the appropriate link to the webcast. A replay of the call will be available by calling (719) 457-0820 (conference code # 4169209) before 11:59 p.m. ET, Thursday, August 24, 2006, or by visiting the company’s website.

The company expects to release its full first quarter of fiscal year 2007 results on September 6, 2006 and host a conference call with investors on September 7, 2006; details of that investor call will be announced in late August.

For further information, contact Richard Norris, chief financial officer; or Joseph Fusco, vice president; at (802) 775-0325, or visit the company’s website at http://www.casella.com.

*Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles (GAAP), we also disclose free cash flow and earnings before interest, taxes, depreciation and amortization (EBITDA), which are non-GAAP measures.

These measures are provided because we understand that certain investors use this information when analyzing the financial position of the solid waste industry, including us. Historically, these measures have been key in comparing operating efficiency of publicly traded companies in the solid waste industry, and assist investors in measuring our ability to meet capital expenditure and working capital requirements. For these reasons we utilize these non- GAAP metrics to measure our performance at all levels. These measures do not represent, and should not be considered as alternatives to cash provided by operating activities as determined in accordance with GAAP. Moreover, these measures do not necessarily indicate whether cash flow will be sufficient for such items as working capital or capital expenditures, or to react to changes in our industry or to the economy generally. Because these measures are not calculated by all companies in the same fashion, they may not be comparable to similarly titled measures reported by other companies.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are forward-looking statements. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: our financial results above are preliminary; we may be unable to make acquisitions and otherwise develop additional disposal capacity; continuing weakness in general economic conditions and weather conditions may affect our revenues; we may be required to incur capital expenditures in excess of our estimates; and fluctuations in the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations. Other factors which could materially affect such forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission, including the Risk Factors section in our Form 10-K for the fiscal year ended April 30, 2006.